                                                                  EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of this 1st day of April, 1996, by and between GYNCOR, INC., a Delaware corporation (the "Corporation"), and MICHAEL
L. GONZALES (the "Employee").

RECITALS:

     A. The Corporation has been organized under the laws of the State of Delaware and specializes in the management and administration of medical practices, including prepaid and fee-for-service medical care.

     B. The Corporation currently provides management services to certain medical service corporations (the "Affiliated Corporations"), each of which uses the name The Center for Human Reproduction ("CHR") in the conduct of the business or medical practice, and in the future, the Corporation may manage the medical practices of other medical service corporations, partnerships, limited liability companies, proprietorships or other entities which use the name CHR in the conduct of their businesses or medical practices.

     C. The Corporation is pursuing an initial public offering of the Common Stock (the "Public Offering").

     D. The Corporation desires that the Employee be employed by the Corporation as its Vice President and Chief Information Officer, and the Employee desires to accept such employment on the terms hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   EMPLOYMENT.

     (a) Position. The Corporation and Employee agree that during the term of this Agreement, Employee will be the Vice President and Chief Information Officer with areas of responsibility including development and implementation of all policies, procedures and long term strategies for information and data systems for the Corporation and Affiliated Corporations, and such other responsibilities as determined by the Corporation's President in consultation with Employee.

     (b) Duties. Employee's employment duties shall include, but not be limited to, the following:

           (i) evaluation and determination of the overall strategic direction and business contribution of the Corporation's information system;

           (ii) planning and oversight of multiple projects including the implementation and development of software, hardware and telecommunications strategies and standards on a national basis;

           (iii) planning and oversight of research, evaluation and integration of new technology, systems development methodologies, data administration, capacity planning, training and technical support;

           (iv) evaluation of the Corporation's current dependence on outside consulting and outsourcing and implementation of cost effective alternatives;

           (v) establishment of policies and procedures for reproducible system operations and maintenance;

           (vi) development and implementation of a Corporation-wide standard for consistency in hardware and software purchasing;

          (vii)  administration of departmental budget and personnel matters;

         (viii)  planning and implementation of system upgrades;

           (ix) participation in research projects and publications relating to CHR patient care, scientific interests and business goals, and assistance of other CHR professional staff members in this regard; and

           (x) responsibility for maintenance of databases used for statistical analysis by the Corporation.

     (c) Outside Activities. The Corporation and Employee agree that from the Effective Date and until August 1, 1996, Employee may spend, on average, one day per calendar week on business concerning The Focus Group.

     (d) Joint Venture Opportunities. The Corporation and Employee agree that a separate joint venture agreement may be negotiated between the parties as additional product development opportunities with commercial value arise.

     (e) Intellectual Property Rights. Employee will retain all intellectual property and copyrights to all published work of Employee that was published prior to the Effective Date, but Employee will transfer and convey to the Corporation all intellectual property and copyrights arising out of or relating to any work performed by Employee while employed by the Corporation, and the Corporation acknowledges that Employee's contribution to the Corporation through the development and successful implementation of any such intellectual property will be taken into account in the Compensation Committee's determination of bonuses under this Agreement. Notwithstanding the foregoing and subject to the terms of Section 4 of this

Agreement, Employee may continue to publish articles, books and other written materials during the term of his employment and retain the proceeds of any such work, provided that such activities do not interfere with Employee's duties and obligations under this Agreement or the operation of the Corporation's business.

2.   TERM.

The initial term of this Agreement shall commence effective as of the date hereof (the "Effective Date") and continue for a term of three (3) years (the "Initial Term"). The terms and conditions of this Agreement shall be automatically renewed for subsequent terms of one (1) year (each, a "Renewal Period") unless at least ninety (90) days prior to the commencement of a Renewal Period, either the Corporation or the Employee shall give notice to the other of its or his intent to not renew this Agreement. If notice of intent to not renew this Agreement is given by either the Corporation or the Employee pursuant to this Section 2, such notice shall constitute termination without Cause for purposes of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated as hereinafter provided.

3.   COMPENSATION.

     (a) Base Salary. As a salary ("Base Salary") for all of the services rendered by Employee, the Corporation shall pay the Employee One Hundred Twenty Thousand Dollars ($120,000) per annum, payable in equal biweekly installments.

     (b) Bonus. Upon execution of this Agreement and thereafter in January of each calendar year during the Initial Term of this Agreement, Employee shall receive a bonus payment for such year of $40,000 (the "Minimum Bonus"). Notwithstanding the foregoing, if Employee is terminated for cause by the Corporation or voluntarily terminates his employment during the Initial Term, Employee shall forfeit and repay to the Corporation within five (5) business days of the effective date of termination, a portion of the Minimum Bonus paid to Employee during the year in which such termination occurs (the "Subject Year"), equal to the Minimum Bonus multiplied by a fraction equal to the number of days in the Subject Year after the effective date of termination, divided by
365. Employee shall be eligible to receive an additional bonus to be determined by the Corporation's Compensation Committee, or in the absence of a Compensation Committee, the Board of Directors, at the end of each calendar year. In addition, Employee shall be eligible to participate in the Corporation's Stock Incentive Plan (the "Incentive Plan") and, with respect to each year during the Initial Term, Employee shall receive a grant of options to purchase at least 8,000 shares, in each case subject to such vesting and performance criteria as the Equity Incentive Committee shall reasonably establish and subject to the availability of options for issuance under the Incentive Plan. In the event that a sufficient number of options are not available under the Incentive Plan to cover such option grant within 90 days of the Equity Incentive Committee's determination that the performance criteria have been satisfied, then Employee shall receive a cash bonus of Fifty Five Thousand Dollars ($55,000) in lieu and satisfaction of such option grant.

     (c)   Benefits.

           (i) The Employee shall be eligible to participate in any health, life, disability and retirement or fringe benefit plan, if any, in accordance with the terms with respect to which said plans may be adopted by the Corporation from time to time; provided that with respect to any such plan or benefit, the Employee shall have the obligation to comply with the requirements necessary to obtain such insurance coverages or benefits.

           (ii) Employee shall receive an automobile allowance of Five Hundred Dollars ($500) per month from the Corporation.

     (d)   Expenses.

           (i) The Corporation agrees to pay or reimburse Employee for all reasonable expenses incurred by him in furtherance of the Corporation's business and in connection with the performance of Employee's duties. Employee shall submit receipts for payment or reimbursement of all expenses, which shall be subject to the Corporation's approval.

           (ii) Through December 31, 1996, the Corporation will provide Employee with up to Four Thousand Dollars ($4,000) per month for reimbursement of living expenses, including commuting costs.

4.    TRADE SECRETS.

Employee recognizes, acknowledges and agrees that with regard to the Corporation and Affiliated Corporations: (a) financial information concerning business and personnel; (b) technical and non-technical medical data such as patterns of utilization of laboratory and medical services, compilation and analysis of financial information and laboratory and medical data to prepare and submit bids and proposals to insurance companies, health maintenance organizations, managed care companies, preferred provider organizations, multi-specialty medical groups or other similar entities ("Third Party Payors") to provide medical or laboratory services on a capitation or discounted fee-for-service basis; and (c) case records, laboratory reports and the compilation and analysis of laboratory data, histories and lists of the names, addresses, and telephone numbers of patients and third party referral sources of laboratory and other business, as well as utilization and referral patterns of third parties who refer laboratory and other business to the Corporation and Affiliated Corporations, constitute trade secrets ("Trade Secrets"). Further, Employee recognizes, acknowledges and agrees that the Trade Secrets are sufficiently secret that the Corporation and Affiliated Corporations derive economic value from their not being known to other persons who can obtain economic value from their disclosure or use. Therefore, Employee covenants and agrees that he shall have a continuing duty to the Corporation and Affiliated Corporations which shall survive termination of employment to: (a) maintain the secrecy of the Trade Secrets and use such Trade Secrets for the exclusive benefit and advantage of the Corporation and Affiliated Corporations; (b) retain and keep any Trade Secret information which comes into his knowledge, possession or control, regardless of whether by proper or improper means, as strictly confidential and shall not disclose such Trade Secrets to any third party, including without limitation any partnership, corporation, proprietorship, or other entity, under his control or ownership, or for whom Employee is a director, shareholder, partner, employee, independent contractor, agent or affiliate in any capacity or from whom he derives direct or indirect economic benefit.

5.   RESTRICTIVE COVENANTS.

     (a) Employee Acknowledgements. Employee agrees and acknowledges that in order to assure the Corporation that it will retain its value as a going concern, it is necessary that Employee undertake not to utilize his special knowledge of the Corporation and his relationships with Third Party
Payors and Affiliated Corporations to compete with the Corporation. Employee further acknowledges that:

           (i) Employee will occupy a position of trust and confidence with the Corporation and will acquire an intimate knowledge of all proprietary and confidential information concerning the Corporation's provision of management services to the Affiliated Corporations (the "Business");

           (ii) the agreements and covenants contained in this Section 5 are essential to protect the Corporation and the goodwill of the Business;

          (iii) the Corporation would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement; and

          (iv) the scope and duration of the Restrictive Covenants are reasonably designed to protect a protectible interest of the Corporation and are not excessive in light of the circumstances.

     (b) Nonsolicitation. The "Restricted Period" for purposes of this Agreement shall be the period of time commencing on the date hereof and ending on: (i) if Employee voluntarily terminates his employment or is terminated by the Corporation for Cause, the date one (1) year after termination of Employee's employment, or (ii) if Employee is terminated by the Corporation without Cause, the effective date of termination of Employee's employment. Employee hereby agrees that at all times during the Restricted Period, Employee shall not, directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits (i) any entity which is or was a Third Party Payor of the Corporation or the Affiliated Corporations during the Restricted Period for the purpose of marketing, selling or providing any such Third Party Payor any medical or laboratory services that are then currently available from the Corporation or the Affiliated Corporations, or encouraging any such Third Party Payor to terminate or otherwise alter its relationship with the Corporation or an Affiliated Corporation, or (ii) any entity that is or was a "Prospective Third Party Payor" of the Corporation or an

Affiliated Corporation, for the purpose of marketing, selling or providing any such Third Party Payor any medical or laboratory services that are then currently available from the Corporation or the Affiliated Corporations, or encouraging any such Third Party Payor to terminate or otherwise alter its relationship with the Corporation or an Affiliated Corporation. For purposes of this Agreement, "Prospective Third Party Payor" shall mean any entity that the Corporation or any Affiliated Corporation has contacted (orally or in writing), during the one year period prior to the earlier of (i) the date of determination or (ii) the effective date of the termination of Employee's employment with the Corporation, for the purpose of providing medical or laboratory services.

     (c) Interference with Employee Relationships. During the Restricted Period (and one year thereafter if Employee is terminated with Cause or terminates his employment without Good Reason), Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, without the prior written consent of the Corporation, employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Corporation or an Affiliated Corporation during the Restricted Period, or otherwise seek to influence or alter any such person's relationship with the Corporation or any Affiliated Person.

     (d) Non-Competition. Employee hereby agrees that at all times during the Restricted Period, Employee shall not, directly or indirectly, engage in or participate as an employee, agent, consultant, stockholder, director, partner, or in any other individual or representative capacity, the provision of physician practice management services to physicians or medical practices which specialize in the field of reproductive medicine, including, without limitation, obstetrics, gynecology, and related areas of female health care and human reproduction.

     (e) Injunctive Relief. The Corporation shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as other equitable relief without posting a bond, cash or security, which rights and remedies shall be cumulative and in addition to any other rights to which the Corporation may be entitled, provided that the Corporation shall give the Employee no less than three (3) business days' written notice prior to seeking such injunctive relief.

     (f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the terms of this Agreement or any particular Restrictive Covenant too lengthy or too inclusive, the other provisions of this Section 5 shall nevertheless stand, and the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances, and the restricted activities shall be deemed to include as many activities as permissible by law under the circumstances. The court in each case shall reduce the necessary terms to permissible duration or scope.

     (g) Bankruptcy Event. If a "Bankruptcy Event" occurs, the provisions of this Section 5 shall terminate immediately without further action of Employee. A "Bankruptcy Event" shall have occurred if the Corporation makes an assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation, or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the Corporation under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either
(i) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within ninety (90) days.

6.   TERMINATION.

     (a) This Agreement may be terminated by the Corporation without Cause at any time upon ninety (90) days prior written notice. This Agreement may be terminated by the Employee voluntarily at any time upon ninety (90) days prior written notice. If Employee terminates employment, Employee shall continue to render services on behalf of the Corporation, and shall be paid a regular salary earned to the date of termination, and Employee shall be liable to the Corporation for any loss and expense incurred if Employee refuses to work during the ninety (90) day period. If the Corporation terminates Employee's employment under the provisions of this Section 6, the Corporation will pay Employee a regular salary earned during the ninety (90) day period, provided that Employee, if requested by the Corporation, continues to work during the ninety (90) day period. If Employee refuses to continue to work during the ninety (90) day period, Employee will be liable to the Corporation for any loss and expense incurred.

     (b) The Corporation may terminate Employee's employment for Cause on ten
(10) days notice to the Employee. Termination for Cause shall mean any one of the following events as they pertain to Employee:

           (i) Employee's material failure, refusal or inability to perform essential duties required under this Agreement, material failure, refusal or inability to comply with policies of the Corporation which may be established from time to time, or a material breach of a provision of this Agreement; which conditions of termination for Cause continue to exist for sixty
     (60) days after the Corporation provides written notice to Employee, specifying the nature and extent of the reason for such notice; provided, however, if the reason specified for the notice is not cured within sixty (60) days, but is capable of being cured within a reasonable period of time in excess of sixty (60) days, then termination for Cause shall not occur if Employee commences to cure within the first sixty (60) day period and thereafter diligently and in good faith continues to cure to completion;

           (ii) Employee's willful engaging in gross misconduct materially injurious to the Corporation that has not been cured by Employee within sixty (60) days of written notice from the Corporation specifying the alleged willful gross misconduct and material injury;

           (iii) an act of fraud or dishonesty by Employee that results in material gain or personal enrichment of Employee at the Corporation's expense; or

           (iv) Employee's conviction in a court of competent jurisdiction of any felony offense or any act involving moral turpitude.

7.    SEVERANCE PAYMENTS.

      (a) If, during the Initial Term, (i) Employee is terminated by the Corporation without Cause or (ii) Employee terminates his employment with the Corporation (or its successor or assigns) for Good Reason, the Corporation shall pay Employee a severance payment of $100,000, payable in ten (10) equal monthly installments, beginning on the first day of the month immediately following the effective date of Employee's termination by the Corporation without Cause or Employee's termination of his employment for Good Reason, and the remainder of which shall be due on the first day of each of the following nine (9) months, until the entire $100,000 is paid.

     (b) Employee's right to receive such severance payments is expressly conditioned on his signing an agreement to release the Corporation and the Affiliated Corporations from any and all claims, demands and causes of action, to the Corporation's reasonable satisfaction. Employee's failure or refusal to sign such an agreement shall release the Corporation from its obligation to make such severance payments, and if Employee breaches the provisions of such agreement, the Corporation shall be relieved of its obligation to pay the balance, if any, of such severance payments pursuant to this Section 7, and Employee shall reimburse the Corporation all monies paid pursuant to this
Section 7.

     (c) For purposes of this Agreement, the term Good Reason shall mean a material reduction of Employee's responsibilities and duties with the Corporation, unless (i) such event occurs with the Employee's express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which is remedied by the Corporation within thirty
(30) days of receiving written notice thereof from Employee, or (iii) the event occurs in connection with the termination for Cause of the Employee's employment.

8.   MISCELLANEOUS.

     (a) A waiver of a breach of this Agreement by any party hereto shall not operate or be construed as a waiver of any subsequent breach by either the Corporation or the Employee.

     (b) This Agreement shall be binding upon and inure to the benefit of the Corporation, the Affiliated Corporations and Employee and their respective successors, heirs and legal representatives. The Corporation shall have the right to assign its rights and obligations under this Agreement on the sale of its assets, merger or other reorganization.

     (c) Any notice desired, required, or permitted to be given under this Agreement shall be made in writing and either: (i) personally delivered to the Employee or (ii) sent by registered mail; and in the case of the Corporation, to its principal office. In the case of (i) notice shall be deemed given on delivery and in the case of (ii) the day following deposit in the U.S. mail with postage prepaid and return receipt requested.

     (d) This Agreement contains the entire understanding of the parties and may not be altered, amended or modified except by written agreement by the parties hereto. No prior oral or written agreement or understanding shall alter or modify the terms hereof.

     (e) In the event that any portion of this Agreement is deemed unenforceable or void by a court of competent jurisdiction, the parties hereto agree that such unenforceable or void provision may be severed from this Agreement without, in any manner, affecting the remaining portions hereof.

     (f) This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, and any action or proceeding arising under this Agreement shall be prosecuted and defended only in the Circuit Court of Cook County, Illinois which court shall have the sole and exclusive jurisdiction over the subject matter and parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


EMPLOYEE:                               GYNCOR, INC., a Delaware corporation



/s/ MICHAEL L. GONZALES             By: /s/ NORBERT GLEICHER, M.D.
- -----------------------                 -------------------------------
Michael L. Gonzales                     Norbert Gleicher, M.D., President